Exhibit 18.1


August 25, 1998



Vital Signs, Inc.
20 Campus Road
Totowa, NJ 07512

Gentlemen:

Pursuant to your request, we have read the statements contained in Note 4 to the consolidated financial statements included in the Form 10-Q of Vital Signs, Inc. for the six months ended March 31, 1998. As stated in Note 4, "the Company adopted a new accounting principle related to the accrual of distributor rebates. This change in principle was adopted to more precisely record the amounts due distributors who service the Company's hospital customers."

You have requested a letter from us as your independent certified public accountants that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted to you solely for that purpose.

Based on our reading of the information set forth in the Form 10-Q of Vital Signs, Inc. for the six months ended March 31, 1998, we believe that (a) the newly adopted accounting principle is a generally accepted accounting principle,
(b) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 and the Company's justification for the change is reasonable, and
(c) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading. We have not examined any financial statements of Vital Signs, Inc. as of any date or for any period subsequent to September 30, 1997, nor have we audited the information set forth in Note 4 to the Form 10-Q of Vital Signs, Inc. for the six months ended March 31, 1998; accordingly, we do not express an opinion concerning the factual information contained therein.

We believe that, under your particular circumstances, the newly adopted accounting principle related to the accrual of distributor rebates is a preferable alternative accounting principle.

Very truly yours,



GOLDSTEIN GOLUB KESSLER LLP